Exhibit 99.5

March 20, 2016	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

Board of Directors Marriott International, Inc. 10400 Fernwood Road Bethesda, MD 20817

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Marriott International, Inc. (“Marriott”) in connection with the Agreement and Plan of Merger dated as of November 15, 2015, as amended by Amendment No. 1 dated March 20, 2016 (the “Merger Agreement”), by and among Marriott, Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”) and certain of their respective wholly owned subsidiaries, which provides, among other things, for a series of transactions the end result of which is that Starwood will become a wholly owned subsidiary of Marriott (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Starwood Common Stock”), of Starwood, other than shares held in the treasury of Starwood or owned by a wholly owned subsidiary of Starwood, will be converted into the right to receive 0.800 shares of common stock, par value $0.01 per share (the “Marriott Common Stock”), of Marriott and $21.00 in cash (collectively, the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to Marriott.

In connection with our role as financial advisor to Marriott, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Marriott and Starwood, and certain internal analyses, financial forecasts and other information relating to Marriott, Starwood and the combined company prepared by management of Marriott. We have also held discussions with certain senior officers and other representatives and advisors of Marriott regarding the businesses and prospects of Marriott and Starwood, respectively, and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Marriott Common Stock and the Starwood Common Stock, (ii) compared certain financial and stock market information for Marriott and Starwood with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Marriott or Starwood, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and

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relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Marriott or Starwood or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Marriott, Starwood or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Marriott to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Marriott as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Marriott and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Marriott in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to Marriott as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Marriott, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Marriott to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Marriott Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction relative to the Merger Consideration. This opinion does not in any manner address the prices at which Marriott Common Stock or other Marriott securities will trade following the announcement or consummation of the Transaction.

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Deutsche Bank will be paid a fee for its services as financial advisor to Marriott in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Marriott has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Marriott or its affiliates for which they have received, and in the future may receive, compensation, including (i) a member of the DB Group served as the lead arranger for, and is a lender under, Marriott’s senior revolving credit facility, (ii) a member the DB Group served as a co-manager with respect to Marriott’s offering of $450 million principal amount of 2.875% Series O senior unsecured notes due March 1, 2021, (iii) a member of the DB Group served as a co-manager with respect to Marriott’s offering of $350 million principal amount of 3.750% Series P senior unsecured notes due October 1, 2025, (iv) a member of the DB Group served as a joint bookrunner with respect to Marriott’s offering of $400 million principal amount of 3.125% Series N senior unsecured notes due October 15, 2021, (v) a member of the DB Group expects to be a lender under Marriott’s $3.5 billion bridge loan facility, to be entered into in connection with the Transaction, (vi) a member of the DB Group expects to be a lender under Marriott’s new $3.75 billion revolving credit facility, to be entered into in connection with the Transaction, and (vii) a member of the DB Group acted as lead manager with respect to Marriott’s share buyback program for Marriott Common Stock within the past two years. Please be advised that during the two years preceding the date of this letter, the DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Starwood or its affiliates. The DB Group may also provide investment and commercial banking services to Marriott and Starwood in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Marriott, Starwood and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Marriott.

Very truly yours,

/S/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.